Exhibit 99.1

NEWS RELEASE

Contacts:	Falcon Minerals:
Jeff Brotman
jbrotman@falconminerals.com
(215) 832-4161

FALCON MINERALS CORPORATION APPOINTS STEPHEN J. PILATZKE CHIEF ACCOUNTING OFFICER

PHILADELPHIA, PA – October 2, 2018 – Falcon Minerals Corporation (“Falcon” or the “Company”) (NASDAQ: FLMN, FLMNW) today announced the appointment of Stephen J. Pilatzke, CPA to the position of Chief Accounting Officer.

Daniel C. Herz, Chief Executive Officer and President of Falcon, stated, “We are very pleased to have Stephen join Falcon following his success at Arc Logistics, L.P. where he helped lead the public company accounting and financial efforts, as well as their numerous acquisitions. His public company and acquisition experience will be of great value as we grow Falcon.”

Mr. Pilatzke most recently served as Chief Accounting Officer of Lightfoot Capital Partners, GP, LLC since January 2010. From 2013 through to its sale in 2017, Mr. Pilatzke was also Chief Accounting Officer of Arc Logistics Partners LP, a former public subsidiary of Lightfoot Capital in the refined products business.

Prior to Lightfoot, Mr. Pilatzke served as Chief Financial Officer and Controller at Paramount BioSciences, a venture capital firm focused on the biotechnology and pharmaceutical sectors, where he was responsible for all reporting for Paramount’s portfolio companies from 2005 to 2010. Mr. Pilatzke also served as a senior auditor at EisnerAmpner prior to Paramount. Mr. Pilatzke graduated from SUNY Binghamton with a Bachelor of Science in Accounting and is a Certified Public Accountant in the state of New York.

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth core-of-the-core oil-weighted minerals which generate substantial free cash flow. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering 251,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes County, DeWitt County, and Gonzales County Texas. For more information, visit our website at www.falconminerals.com.